UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2009

Peet's Coffee & Tea, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Washington (State or Other Jurisdiction of Incorporation)	0-32233 (Commission File No.)	91-0863396 (IRS Employer Identification No.)

1400 Park Avenue
Emeryville, California 94608-3520
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (510) 594-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.    Termination of a Material Definitive Agreement.

Termination of Merger Agreement, Stockholder Agreements and Commitment Letter

On November 2, 2009, Peet’s Coffee & Tea, Inc., a Washington corporation (“Peet’s”), Marty Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Peet’s, and Diedrich Coffee, Inc., a Delaware corporation (“Diedrich”), entered into a definitive Agreement and Plan of Merger, which was subsequently amended on November 17, 2009 (as amended, the “Merger Agreement”).  On or about November 2, 2009, Peet’s and certain of Diedrich’s stockholders, including Paul C. Heeschen and certain of Diedrich’s directors and executive officers, entered into stockholder agreements covering all of the shares of Diedrich common stock beneficially owned by such individuals, as well as any additional shares of which such individual became the beneficial owner (the “Stockholder Agreements”). Also on November 2, 2009, the Company entered into a commitment letter (the “Commitment Letter”) with Wells Fargo Bank, National Association and Wells Fargo Securities, LLC relating to $140 million of committed debt financing. A description of the terms of the Merger Agreement, the Stockholder Agreements and the Commitment Letter was included in Item 1.01 of the Current Report on Form 8-K filed by Peet’s with the Securities and Exchange Commission on November 4, 2009, and to the extent required by Item 1.02 of Form 8-K, such description is incorporated by reference in this Item 1.02 pursuant to General Instruction B.3 of Form 8-K.

The Merger Agreement was terminated by Diedrich pursuant to Section 8.1(e) thereof at approximately 5:00 p.m. Pacific Time on December 7, 2009.  Immediately upon the termination of the Merger Agreement, the Stockholder Agreements and the Commitment Letter automatically terminated in accordance with their terms. In connection with the termination of the Merger Agreement, Diedrich delivered to Peet’s a check in the amount of $8,517,000, representing the nonrefundable fee (the “Termination Fee”) payable to Peet’s, pursuant to Section 8.3(c) of the Merger Agreement. The Merger Agreement provides that except with respect to any liability of Diedrich for any willful or intentional breach of any covenant or obligation contained in the Merger Agreement, the payment of the Termination Fee is the exclusive remedy of Peet’s and Marty Acquisition Sub, Inc. with respect to a termination of the Merger Agreement pursuant to Section 8.1(e).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Peet's Coffee & Tea, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Peet's Coffee & Tea, Inc.

Dated: December 10, 2009	By:	/s/ Thomas P. Cawley
Thomas P. Cawley
Chief Financial Officer